Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Avago Technologies Limited of our report dated June 5, 2006, except for the effects of discontinued operations discussed in Note 17, as to which the date is December 12, 2007, relating to the financial statements of the Semiconductor Products Business, a business segment of Agilent Technologies, Inc., which appears in such Amendment No. 1 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, California

September 30, 2008